Exhibit 1

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING

NORTH AMERICAN PALLADIUM LTD.

NOTICE IS HEREBY GIVEN that the annual general and special meeting of shareholders (the “Meeting”) of North American Palladium Ltd. (the “Company”) will be held at the TMX Broadcast Centre Gallery, Street Level, The Exchange Tower, 130 King Street West, Toronto, Ontario, Canada on Monday, June 23, 2014, at 9:00 a.m. (Toronto time) for the following purposes:

1.	To receive the audited consolidated financial statements of the Company for the year ended December 31, 2013 and the auditor’s report on those statements;

2.	To elect directors of the Company for the ensuing year;

3.	To consider and, if deemed appropriate, approve the appointment of KPMG LLP, as auditors for the Company, and to authorize the directors of the Company to set the auditors’ remuneration;

4.	To consider and, if deemed appropriate, pass a resolution approving certain amendments to the Company’s Group RRSP Share Issuance Plan, as more fully described in the accompanying management information circular (the “Circular”);

5.	To consider and, if deemed appropriate, pass a resolution approving certain amendments to the Company’s Stock Option Plan, as more fully described in the Circular;

6.	To consider and, if deemed appropriate, pass a resolution approving certain amendments to the Company’s Restricted Share Unit Plan, as more fully described in the Circular;

7.	To consider and, if deemed appropriate, pass a resolution approving the continuation of the Company’s shareholder rights plan, as more fully described in the Circular; and

8.	To transact such further or other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

A copy of the Circular and form of proxy or voting instruction form with respect to matters to be dealt with at the Meeting are included herewith.

By resolution of the board of directors of the Company, shareholders of record at the close of business on May 12, 2014 are entitled to notice of and to vote at the Meeting in person or by proxy.

Shareholders unable to attend the Meeting in person are requested to complete, date, sign and return the enclosed form of proxy or voting instruction form.

All forms of proxy must be deposited with Computershare Investor Services Inc. by no later than 9:00 a.m. (Toronto time) on June 19, 2014 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the adjourned or postponed meeting.

Late proxies may be accepted or rejected by the Chairman of the Meeting at his or her discretion and the Chairman of the Meeting is under no obligation to accept or reject any particular late proxy. The Chairman of the Meeting may waive or extend the proxy cut-off without notice.

DATED at Toronto, Ontario as of May 23, 2014.

BY ORDER OF THE BOARD OF DIRECTORS

Robert J. Quinn Chairman of the Board